Exhibit 10.1
Master Supply Agreement

This Master Supply Agreement (hereinafter the “Agreement”) is made the 10th day of July, 2007 (hereinafter the “Effective Date”), by and between VERSADIAL, INC., a Nevada corporation with offices located at Suite 4510, 305 Madison Avenue, New York, New York 10165 (hereinafter the “Supplier”), and AVON PRODUCTS, INC., a New York corporation with offices located at 1345 Avenue of the Americas, New York, New York 10105 (hereinafter “Avon”).

WHEREAS, Supplier is engaged in the business of manufacturing, selling and distributing raw ingredients, components, packaging materials and/or finished goods to manufacturers and/or distributors for resale and wishes to manufacture, distribute and sell to Avon such products;

WHEREAS, Avon has agreed to purchase certain products from Supplier as specifically set forth on the purchase confirmation delivered contemporaneously with the delivery of this Agreement (the “Purchase Confirmation”);

WHEREAS, Avon may desire from time to time to purchase some or all of its requirements for certain products from Supplier; and

WHEREAS, Avon and Supplier are entering into this Agreement to establish their respective rights and obligations with respect to all orders by Avon for the purchase of such products from Supplier.

NOW, THEREFORE, in consideration of the recitals set forth above, the mutual promises herein contained and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, Avon and Supplier agree as follows:

1. Definitions. The following terms shall have the meanings given in this Section, unless explicitly stated otherwise:

1.1 Account Manager. “Account Manager” shall have the meaning set forth in Section 14.

1.2 Agreement. “Agreement” shall have the meaning set forth in the recitals above.

1.3 Avon. “Avon” shall have the meaning set forth in the recitals above.

1.4 Supplier. “Supplier” shall have the meaning set forth in the recitals above.

1.5 Competitor. “Competitor” shall mean any company or any subsidiary, affiliate or division of a company whose principal business is the manufacture, sale and distribution of women’s beauty products (e.g., cosmetics, skin care and personal care products).

1.6 Confidential Information. “Confidential Information” shall have the meaning set forth in Section 20.

1.7 Effective Date. “Effective Date” shall have the meaning set forth in the recitals above.

1.8 Products. “Products” shall mean those products identified in the Purchase Confirmation as may be amended from time-to-time by Avon and Supplier.

1.9 Required Supplier Insurance. “Required Supplier Insurance” shall have the meaning set forth in Section 25.

1.10 Product and Service Level Standards. The Product and Service Level Standards listed on the Purchase Confirmation.

1.11 Term. “Term” shall have the meaning set forth in Section 7.

1.12 Third Party Supplier. “Third Party Supplier” shall have the meaning set forth in Section 15(b).

2. Purpose. The purpose of this Agreement is to satisfy the ultimate customer by entering into a long-term, mutually beneficial business relationship which will increase total value through continuous improvement processes. It is understood between the parties that the use of the terms "partnering" and "partnership" in this Agreement or any of the Exhibits thereto shall not create a legal partnership between the parties. These terms are used solely to indicate a spirit of cooperation and sharing.

3. Mutual Understanding of Governing Principles. The parties mutually understand and agree that the following principles will govern this Agreement:

(a) The relationship shall be viewed and managed as a whole rather than as individual transactions.

(b) Both Avon and Supplier are totally committed to continuous improvement in cost, quality, productivity, and technology.

(c) The parties recognize that a shared destiny in business decisions will result in a long-term, productivity-based relationship and agree to share information, at either party’s discretion, on a confidential basis to achieve this end.

4. Scope. This Agreement shall apply to all divisions, subsidiaries, affiliates, locations, and operations of Avon and Supplier.

5. Purchase Orders. This Agreement does not constitute a purchase order. Purchases under this Agreement shall be made with purchase orders issued by individual Avon subsidiary or affiliate procurement departments which, in turn, shall be subordinate to all terms or Exhibits in this agreement. In the case of purchases made under this Agreement for the United States, the Purchase Order Terms and Conditions with Avon Products, Inc., attached to the Purchase Confirmation, apply to such purchases. Notwithstanding the foregoing, both parties have agreed to the terms and conditions set forth on the Purchase Confirmation. In the absence of any other written agreement applicable to any purchase made pursuant to this Agreement, such purchase(s) shall be subject to the terms and conditions of this Agreement and the individual Avon subsidiary or affiliate procurement departments then-current purchase order terms and conditions (to the extent such terms and conditions are not inconsistent with the terms and conditions of this Agreement). Except as otherwise expressly set forth in the Purchase Confirmation, in the event of a conflict between the provisions in the body of the Purchase Confirmation, the Agreement and the Purchase Order Terms and Conditions, the provisions in the body of the Purchase Confirmation shall prevail. Except as otherwise expressly set forth in the Purchase Confirmation or this Agreement, in the event of a conflict between the provisions in this Agreement and the Purchase Order Terms and Conditions, the provisions of this Agreement shall prevail.

5.1 Placement of Orders. Avon will place all orders for Products by one of the following methods:

(a) Sending to Supplier a purchase order utilizing the individual Avon subsidiary or affiliate procurement departments then-current purchase order terms and conditions, which are subordinate to the terms in this Agreement, regardless of whatever is represented on the individual Purchase Order; or

(b) Transmitting the order to Supplier by telephone, electronic mail, facsimile transmission, telex, cable, wire, telecopy, telegram, or similar means of communication. Such order shall be subject to the same limitations of the previous paragraph.

(c) All submitted Purchase Orders have to be accepted by Supplier, who cannot reject an order if it is received at least sixty (60) days prior to ship date and is within the monthly capacity as determined in the exercise of its good faith business judgment. Once accepted by Supplier, Avon cannot cancel or adjust the order, without agreement from Supplier which will not be unreasonably withheld.

5.2 Exclusion of Additional or Inconsistent Terms. Supplier agrees that any terms or conditions set forth on any documents or forms utilized by Supplier which are inconsistent with, or are not included in, this Agreement or the individual Avon subsidiary or affiliate procurement departments then-current purchase order terms and conditions shall be of no force or effect unless signed by an authorized employee of Avon.

5.3 Purchase Obligation. Avon agrees to purchase from Supplier the quantities of Product at the prices set forth in the Purchase Confirmation and subject to the price discount set forth in the credit memo between the parties dated May 8, 2007, (“Credit Memo”). The parties acknowledge that a Credit Memo has been issued in connection with Supplier’s obligation to supply the Products to Avon under this Agreement. Supplier agrees to timely deliver to Avon the quantities of Product ordered, in accordance with the delivery schedule and other terms provided for herein and in the Purchase Confirmation.

6. Continuous Improvement; Changes.

(a) The Products shall meet mutually accepted specifications. The specifications shall describe the Products as a function of Supplier's process capabilities using mutually accepted measurements, sampling methods, and testing frequencies. All additions, changes or deletions to specifications shall be confirmed in writing by both parties.

(b) Supplier shall notify Avon in writing of any proposed specification changes to the Products and obtain Avon's acceptance prior to making the change. Supplier may replace or modify the components and raw materials used to manufacture the Products only when such changes are evaluated and approved in writing by Avon.

(c) Avon shall have the right at any time to propose changes to Product designs, specifications, materials, packaging, time and place of delivery, and method of transportation. Supplier agrees to use reasonable commercial efforts within the scope of its obligations to its licensors of rights and its other Protected Rights as defined below to evaluate and meet, to the extent practicable, Avon's requests under this Section; provided, however, that Supplier shall notify Avon within thirty (30) days if Supplier is not able to meet such request. If any such changes cause an increase or decrease in the cost, or the time required for performance, an equitable adjustment shall be made and this Agreement shall be modified in writing accordingly acknowledging that the cost of such changes will be borne by Avon.

(d) Supplier and Avon agree to actively pursue a program of continuous improvement in regards to the Products and their relationship on both technical and commercial levels. Supplier shall promptly advise Avon of any changes to raw material, manufacturing, process or any other reasonably available technological advances which Supplier becomes aware of and which may result in Product improvements or cost reductions, provided that Supplier has no third party restrictions on the sharing of such information. Supplier agrees to use reasonable commercial efforts to reduce the cost of supply of the Products and to incorporate, to the extent practicable, cost improvement techniques developed or suggested by Avon, provided, however, that any capital or developmental costs shall be borne by the parties in amounts mutually agreed by the parties pursuant to good faith discussions.

7. Term. This Agreement shall commence on the Effective Date and shall expire at the end of a two (2) year period (the “Term”) from the date of first commercial shipment of Products unless otherwise earlier terminated pursuant to the terms and conditions of this Agreement.

8. Termination for Cause.

(a) Default. Either party has the right to terminate this Agreement if the other party is in default of any obligation hereunder, which default is incapable of cure or which default, being capable of cure, has not been cured within thirty (30) days after receipt of written notice of such default (or such additional cure period as the non-defaulting party may authorize).

(b) Act of Insolvency. Either party may regard the other party as in default of this Agreement and may terminate this Agreement immediately by written notice to the other party, if the other party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency law whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise.

(c) Right of Avon to Terminate. In the event Avon, for any reason, elects to discontinue selling Products, it may at any time terminate this Agreement by giving Supplier thirty (30) days notice of its intent to do so.

(d) Effect of Termination. The termination or expiration of this Agreement shall not affect the rights and obligations of the parties accrued prior to the effective date of such termination or expiration.

9. Pricing.

(a) The prices and/or pricing formula for the Products, as established by the Purchase Confirmation, shall be applicable to all purchase orders issued under this Agreement.

(b) Supplier represents and warrants that the pricing for the Products is no greater than the lowest price at which such Products or similar materials are sold by Supplier to any other competitive customer or Third Party Supplier. Supplier further covenants that, during the Term of this Agreement and any renewal periods, if Supplier grants to any competitive customer or Third Party Supplier a price for any Products or similar material (similar in terms of quality and delivery terms) and said Third Party Supplier or competitive customer has offered Supplier similar or less commercial terms than Avon, which is less than the price then in effect for Avon, which is subject to the quantity of Products offered, Supplier shall make such lower price immediately available to Avon without action or request by Avon.

(c) If Avon is able to obtain raw materials that are equivalent with Products (in terms of quality and delivery terms) at a net price lower than Suppliers net price for raw materials, and said raw materials, as approved by Avon, are available for Supplier to purchase at more advantageous terms, inclusive of delivery and availability considered both on an individual and long term ordering basis, Supplier will either purchase said materials or provide Avon with a cost savings equal to the material savings cost.

10. Invoicing and Payment.

(a) Invoices will be submitted by Supplier to the Avon's location indicated on the individual purchase order. Invoices will reference Avon's purchase order number and will contain such other information as Avon may reasonably request.

(b) Avon shall pay all undisputed amounts on each Supplier invoice for Products as specifically set forth on the Purchase Confirmation.

11.  Conditions to Avon's Obligations. The obligation of Avon to consummate the transactions contemplated by this Agreement is, at its option, subject to the specific conditions set forth in the Purchase Confirmation.

12. Delivery Dates. Delivery dates stated on releases against Avon's blanket purchase order and Supplier's acknowledgment thereof shall be the date availability of the Products by Supplier at its shipping points (e.g., Supplier’s distribution facility in North America for Products destined for Avon’s North American markets and Supplier’s distribution facility in Nuremberg/Geroldsgruen, Germany, for Products destined for Avon’s markets outside North America).

13. Intentionally Deleted.

14. Account Management Personnel. Supplier shall appoint an account manager, satisfactory to Avon, (“Account Manager”) with overall responsibility for Supplier’s performance under this Agreement. Subject to and in accordance with the terms and requirements of this Agreement, the Account Manager shall:

(a) ensure that the Product and Service Level Standards in the Purchase Confirmation are met;

(b) meet at least once per month with designated Avon representatives to review Supplier’s performance, coordinate the provision of Products to Avon and discuss future Avon requirements including, but, not limited to, review of new products, promotional activity, volume forecasts, special handling items, review of Supplier’s current staffing and capacity and any new systems requirements;

(c) ensure that adequate Supplier personnel are available and provided the tools, training, and support necessary to meet performance requirements;

(d) respond to all inquiries from Avon regarding its Products;

(e) supervise Supplier personnel to ensure that services are provided in accordance with this Agreement; and

(f) serve as the principal interface between Supplier and Avon with respect to all issues relating to the services.

15. Product.

(a) Supplier shall provide a secured source of supply and protection against allocations for the Products. The parties acknowledge that Products to be delivered hereunder may be subject to obligations to licensors of the Protected Rights, and no representation or warranty can be made by Supplier that a third party source of supply can be secured or is available.

16. Technological Obsolescence.

(a) In the event that one or more of the Products becomes obsolete or technologically inferior during the Term of this Agreement or any renewal periods (as evidenced by commercially reasonable standards), Avon hereby grants Supplier the right of first opportunity over a 90 day period to work with Avon to develop a successor product designed to replace the obsolete or inferior Product.

(b) If Supplier accepts such right and the parties develop a replacement product, the sales by Supplier to Avon of such successor product shall be governed by the terms of this Agreement (at a mutually acceptable price). The product specifications and the price shall be set forth in writing as an amendment to this Agreement.

17. Design of Products. Supplier shall have responsibility for producing Products which are non-infringing and comply with all current local, state, and federal governmental specifications and standards existing at the time of the sale of such Products to Avon. Further, Supplier is responsible for producing Products which are of good workmanship and performance and of merchantable quality and fit for the purpose intended.

18. Hazardous Conditions.

(a) In the event that Supplier or Avon learns of any issue relating to a potential safety hazard or unsafe condition in any of the Products produced hereunder, or is advised of such by competent authorities of any government having jurisdiction over such Products, it will immediately advise the other party by the most expeditious means of communication. The parties shall cooperate in communication with the public and governmental agencies and in correcting any such condition that is found to exist.

(b) Avon shall consult with Supplier prior to making any statements to the public or to any governmental agency concerning issues related to the safety hazard or unsafe condition except in circumstances in which a failure to do so would prevent the timely notification which may be required to be given under an applicable law or regulation.

(c) Expenses associated with the correction of a safety hazard or unsafe condition, caused by or associated with Products produced by Supplier, including reasonable attorneys' fees, court costs, expenses, and the like, if they become necessary, shall be solely Supplier's responsibility, subject only to any other arrangement negotiated by the parties in light of the particular facts and circumstances then existing.

19. Representations and Warranties. Supplier represents, warrants, and covenants to Avon as follows:

(a) The Products will be free from defects in workmanship and material and design, and will be merchantable, fit, and sufficient for their intended use and particular purpose.

(b) The Products and their immediate packaging will comply with all applicable laws, regulations, and ordinances of United States of America and the European Union.

(c) The Products and their manufacture and use do not violate or infringe upon the rights of third parties, including contractual, employment, trade secrets, proprietary information trademark, copyright, and patent rights.

(d) This paragraph shall only apply to the extent it is applicable to the Products. The Products, their ingredients and materials used in manufacturing such Products will be free from, and shall not be derived from, bovine (i.e., cattle) born, raised or slaughtered in countries where the United States Food and Drug Administration has declared that Bovine Encapholy Spongifom (“BSE”) is known to exist or presents an undue risk of introducing BSE as set forth in 9 C.F.R. §94.18, and as amended (“BSE Countries”). In addition, Supplier and Avon covenants, represents and warrants that the Products, their ingredients and materials used in manufacturing such Products will be free from, and shall not be derived from, the specific bovine tissues (brain, spinal cord, ileum, lymph nodes, proximal colon, spleen, tonsil, dura mater, pineal gland, placenta, cerebrospinal fluid, pituitary gland, adrenal gland, distal colon, nasal mucosa, sciatic nerve, bone marrow, liver, lung, pancreas, thymus gland) obtained from cattle born, raised or slaughtered in countries other than BSE Countries.

(e) Supplier has the full corporate authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement is binding and enforceable upon Supplier in accordance with its terms. With respect to any contract or agreement, including license agreements, to which Supplier is a party or may be bound, the execution and delivery by Supplier of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation, conflict or default, or give to other any interest or rights, including rights of termination, cancellation or acceleration.

(f) Supplier shall be in compliance, and continue to remain in compliance during the Term of this Agreement, with Avon’s then-current Supplier Code of Conduct.

20. Confidential Information.

(a) Confidential Information. “Confidential Information” shall mean any and all information disclosed by Avon to Supplier or Supplier to Avon, that either Party designates as being confidential or which, under the circumstances surrounding disclosure, ought to be treated as confidential, including, without limitation, that relating to: (i) either Party’s business, such as financial data, business plans and strategies, business operations and systems, trade secrets; and (ii) the medical records, names, addresses, telephone numbers, social security account numbers, dates of birth, wages, payroll, compensation, bank account numbers and all other personal information of and pertaining to either Party’s sales representatives, employees, customers, and/or vendors and their dependents; and/or (iii) either Party’s technology, such as systems, discoveries, inventions, improvements, research, development, know-how, designs, product specifications, software, codes, flow charts, schematics, blue prints, prototypes, devices, hardware, technical documentation, and manufacturing processes.

(b) Nondisclosure of Confidential Information. Supplier or Avon shall neither: (i) disclose, disseminate or publish Confidential Information received hereunder to any person or entity without the prior written consent of the other Party, except to employees of either Party who have a need to know, who have been informed of the Parties obligations hereunder, and who have agreed in writing not to use or disclose Confidential Information; nor (ii) use Confidential Information for any purpose other than the to provide the Services. Both Parties agree to use reasonable care, but in no event less than the same degree of care that it uses to protect its own most highly confidential information, to prevent any unauthorized disclosures of Confidential Information.

(c) Exceptions. Supplier or Avon shall have no obligation under this Agreement to maintain in confidence any information which either Party can prove: (i) is disclosed in a printed publication available to the public; or (ii) is otherwise in the public domain at the time of disclosure or subsequently becomes part of the public domain through no fault of either Party or persons or entities to whom either Party has disclosed such information; or (iii) is in the possession of either Party prior to the time of disclosure by either Party and is not subject to any duty of confidentiality; or (iv) is approved for release in writing by either Party; or (v) either Party is compelled to disclose or deliver in response to a law, regulation, or governmental or court order (to the least extent necessary to comply with such order), provided that either Party notifies the other Party promptly after receiving such order to give either Party time to contest such order.

(d) Injunctive Relief. The Parties acknowledge and agree that either Party will not have adequate relief at law in the event of any breach or threatened breach by either party of any of the provisions of this Section, and that in such event the non-offending party shall be entitled, in addition to all remedies available at law, to injunctive or other equitable relief, without the necessity of posting bond therefor.

21. Audits and Maintaining Records. Supplier agrees to keep complete and accurate records in connection with this Agreement, individual purchase orders issued pursuant to this Agreement between supplier and Avon, Product sold to Avon and fees charged to Avon, including records and documentation of all charges to Avon relating thereto, relating to this Agreement and any prior agreement with Avon, and to preserve such records for the lesser of: (i) six (6) years; or (ii) three (3) years after the expiration or termination of this Agreement. Avon, or Avon’s representatives, shall have the right, at Avon’s expense, from time to time, upon forty-eight (48) hours notice to Supplier, and no more than two (2) times annually, to, examine and make extracts from all such records of charges to Avon.

22. Patents.

(a) Supplier hereby represents that, to the best of its knowledge, there are no third-party patents, trade secret, or copyright rights which would be infringed by the manufacture, use, or sale of the Products to be supplied hereunder, other than the Protected Rights or licenses thereto and that Supplier has the right to use all such Protected Rights. Supplier makes no representation as to the underlying intellectual property rights of Avon (e.g., Avon’s formulations used in the Products).

(b) Supplier will defend any suit or proceeding brought against Avon or its customers, exclusive of suits or proceedings based on formulas supplied by Avon, based on a claim that the manufacture, use, or sale of any Products purchased from Supplier hereunder constitutes an infringement of any patent or copyright of any country or any trade secret, provided Supplier is notified in writing and given authority, information, and assistance (at Supplier's expense) for the defense of same, and shall pay all damages and costs awarded therein against Avon or Avon's customers in such suit or proceeding. If, as a result of any such suit or proceeding, the use or sale of any Products purchased by Avon from Supplier hereunder is enjoined, Supplier shall, at its own expense and option, either (1) procure the right for Avon and Avon's customers to use and sell such Products, (2) replace the same with interchangeable Products which have substantially the same quality and performance but which are noninfringing, (3) modify any infringing Products so they become noninfringing, or (4) authorize Avon to return said enjoined Products and refund to Avon the full purchase price and any direct costs of Avon associated with such return.

(c) Supplier shall have no liability to Avon and Avon's customers, and Avon shall indemnify Supplier for any such claims of infringement insofar as any such claim is found to arise solely from the inclusion in Products purchased from Supplier hereunder of designs provided by Avon and incorporated in the Products without the written agreement of Supplier and as directed by Avon.

(d) Supplier agrees, upon receipt of notification, to promptly assume full responsibility for defense of any suit or proceeding which may be brought against Avon or any of its agents or customers, for alleged patent infringement, exclusive of suits or proceedings related to product formula.

(e) Protected Rights:

i)  Avon recognizes that Supplier has certain rights and privileges in connection with the Product and its registered trademarks (“Trademarks”), claimed marks and licenses in connection with the Product, and Patents (all jointly hereinafter referred to as the “Protected Rights”).

ii) Avon understands and agrees that as part of the agreement to advertise, sell, merchandise and distribute the Products, Avon is hereby granted the right to use the Protected Rights in all markets in which Avon intends to advertise, sell, merchandise and distribute such Products. Such grant conveys to the Avon no greater rights than those expressly stated in the written agreements between the parties and that in particular, Avon shall at no time acquire any legal or equitable right, title or interest of any sort in the Protected Rights or in the use thereof. The grant to use the Protected Rights is in connection with the advertising, sale, merchandising and distribution of the Product and for no other purposes. As between them, the parties acknowledge that Supplier has the exclusive right to use Supplier as part of a corporate name, and the right of Avon to use Supplier in connection with the Products is solely for the duration of this Agreement.

iii) Avon recognizes the significant value of good will associated with the Protected Rights and acknowledges that all of same belong exclusively to Supplier. Avon shall not take any action or permit any action that may prejudice, impair or otherwise adversely affect the Protected Rights or the good will associated therewith. Avon agrees that it will not during the term of this agreement or thereafter attack the title of Supplier in and to the Protected Rights, nor shall Avon have any claim under common law for access to the Protected Rights.

iv) Avon will cooperate with and take any reasonable actions requested by Supplier in connection with any enforcement or infringement action related to the Protected Rights. Supplier, if it so desires, may commence or prosecute any claims or suits in its own name or in the name of Avon or join Avon as a party thereto. Avon shall notify Supplier in writing of any infringements or imitations by others of the Product or Protected Rights which may come to Avon’s attention. Avon shall not institute any suit or take any action on account of Supplier without first obtaining the prior written consent of Supplier to do so.

v) Avon shall not, at any time, intentionally or recklessly, do or suffer to be done any act or thing which may adversely affect the rights of Supplier in and to the Intellectual Property Rights (as defined in the Purchase Confirmation), Protected Rights or any registrations thereof which, directly or indirectly, may reduce the value of the Intellectual Property Rights.

vi) Upon termination of this agreement, Avon shall execute such documents as Supplier may request disclaiming any ownership in the Protected Rights, promptly upon demand by Supplier.

23. Product Liability.

(a) Supplier agrees to protect, defend, hold harmless, indemnify, and reimburse Avon and its distributors, dealers, affiliates, insurers, and customers during the term of this Agreement and any time thereafter for any and all costs and expenses (including, but not limited to, reasonable attorneys' fees and expenses, overhead, settlements, judgments, and court costs) arising out of or related to any liability, demand, lawsuit, or claim alleging or asserting in whole or in part, (1) any Failure of Products to comply with applicable specifications, warranties, and certifications under this Agreement; (2) the negligence or fault of Supplier in design, testing, development, manufacture, or otherwise with respect to Products or parts therefor; or (3) claims, demands, or lawsuits that, with respect to the Products or any parts thereof allege product liability, strict product liability, or any variation thereof.

(b) Avon agrees to protect, defend, hold harmless, and indemnify in a similar fashion from and against any liability, claim, demands, or cost or expense that is the result of design or other special requirements specified by Avon and actually incorporated in the Products at the direction of Avon, or if Supplier is uninformed of such changes.

(c) Avon also agrees to protect, defend, hold harmless, and indemnify Supplier in a similar fashion from and against any liability, claim, demands, or cost or expense arising out of death of or injury to any person or damage to tangible property which is the result of the negligence or other fault of Avon.

24. Product Recall.

(a) In the event that any of the Products are found by Supplier, Avon, or any governmental agency or court having jurisdiction to contain a defect, serious quality or performance deficiency, or not to be in compliance with any standard or requirement so as to require or make advisable that such Products be reworked or recalled, Supplier or Avon will promptly communicate all relevant facts to the unaware Party and undertake all corrective actions, including those required to meet all obligations imposed by laws, regulations, or orders, and shall file all necessary papers, corrective action programs, and other related documents, provided that the Parties shall cooperate with and assist one another in any such filing and corrective action, and provided that nothing contained in this section shall preclude either Party from taking such action as may be required of it under any such law or regulation. The responsible Party, to be determined by reason of recall, shall perform all necessary repairs or modifications at its sole expense, and pay all costs associated with a recall, except to any extent that Supplier and Avon shall agree to the performance of such repairs upon mutually acceptable terms.

(b) The parties recognize that it is possible that other Supplier-manufactured products might contain the same defect or noncompliance condition as do the Products for Avon. Avon and Supplier agree that any recall involving any Products manufactured for Avon shall be treated separately and distinctly from similar results of Supplier's brand products, provided that such separate and distinct treatment is lawful and that Supplier shall in no event fail to provide at least the same protection to Avon on such Products as Supplier provides to its other customers in connection with such similar recalls. Each party shall consult the other prior to making any statements to the public or a governmental agency concerning issues relating to potential safety hazards affecting the Products, except where such consultation would prevent timely notification required to be given under any such law or regulation.

25. Insurance.

(a) Required Insurance. Supplier shall, during the term of this Agreement and for three (3) years thereafter, maintain the insurance coverage as specifically set forth on the Purchase Confirmation (“Required Supplier Insurance”), at its sole cost and expense, issued by a nationally recognized insurance carrier acceptable to Avon with an A.M. Best Rating of A or better.

(b) Additional Insureds. Supplier shall include Avon, its subsidiaries and affiliates as additional insureds under its liability policies, including the provisions of such policies insuring Supplier’s obligations under the indemnity provisions of this Agreement.

(c) Certificates of Insurance. Upon Avon’s request Supplier shall provide evidence of such insurance in the form of certificates of insurance which shall include provision for thirty (30) days prior notice to Avon of change or cancellation of the policy.

(d) No Limitation by Insurance. Supplier’s indemnities and obligations under this Agreement shall not be limited or defined in any fashion whatsoever by the amount of Required Supplier Insurance, as defined in this Section, or by any limitations or restrictions on the amount or type of damages.

26. Publicity. Supplier and its employees, agents and representatives will not, without Avon’s prior written consent in each instance, use in advertising, publicity or otherwise Avon’s name or the name of any of Avon’s affiliates, or the name of any of its officers or employees, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Avon or its affiliates, nor represent, directly or indirectly, that any product or service provided by Supplier has been approved or endorsed by Avon, nor refer to the existence of the Agreement in press releases, advertising or materials distributed to prospective customers.

27. Exclusivity. Avon shall have the sole and exclusive rights to advertise, promote, market, sell, distribute and exploit certain of the Products in specific markets and territories as specifically set forth on the Purchase Confirmation.

28. Force Majeure. If either party becomes unable to perform any of its obligations under this Agreement or to enjoy the fruits of this Agreement because of any event (hereinafter referred to as “Force Majeure Event”) which is unavoidable and beyond the control of the nonperforming party (including, but not limited to, a judicial or governmental decree, regulation, or other direction not the fault of the party who has been so affected, communication line failure, power failure, and any natural disaster or act of God), the party who has been affected shall immediately send the other party a notice thereof and shall take all steps required to resume performance as soon as possible. Upon receipt of such notice, the party so affected may suspend performance of its obligation hereunder to the extent made necessary by the Force Majeure Event. If the nonperfoming party has been unable to resume full performance within ninety (90) days of the commencement of the Force Majeure Event, the unaffected party may terminate this Agreement by giving written notice to the nonperforming party.

29. General Provisions.

(a) Assignment. Neither this Agreement, nor any of the rights or interests by Avon or Supplier hereunder, may be assigned, transferred, or conveyed by operation of law or otherwise without the prior written consent of the other party, except to a parent or subsidiary thereof, in which event the party so assigning shall remain obligated and liable to the other party for the full and complete performance of this Agreement by the parent or subsidiary to which this Agreement is assigned.

(b) Governing Law; Venue. The parties to this Agreement specifically agree that the provisions of the United Nations Convention on Contracts for the International Sale of Products do not apply to the interpretation of this Agreement. This contract shall be governed by and construed in accordance with the laws of the State of New York, including that state’s Uniform Commercial Code. Whenever any conflict exists between the terms of this Agreement and the provisions of such Uniform Commercial Code, the terms of this Agreement and the provisions of such Uniform Commercial Code, the terms of this Agreement shall govern. Any legal action or proceeding with respect to this Agreement or any Purchase Order shall be brought in the federal or state courts sitting in the City and County of New York, New York; and the parties hereby consent to the exclusive personal jurisdiction of the aforesaid courts.

(c) Notices. Notices, reports, and other communications with respect to this Agreement will be referred to appropriate individuals within the respective Avon and Supplier organizations as required.

(d) Survival of Rights of Parties. The termination of this Agreement shall not release either party from any liability, obligation, or agreement which, pursuant to any provision of this Agreement, is to survive or be performed after such expiration or termination.

(d) Subject Headings. The subject headings on this Agreement have been placed thereon for the convenience of the parties and shall not be considered in any question of interpretation or construction of this Agreement.

(e) Waivers and Amendments. The failure of either party to enforce at any time or for any period of time any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce such provision. In addition, no terms or provisions of this Agreement may be changed, waived, discharged, or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such change, waiver, discharge, or termination is sought. Supplier and Avon agree to renegotiate in good faith any provision of, or addition to, this Agreement.

(f) Complete Agreement. This Agreement, in combination with the purchase orders issued pursuant hereto, constitutes the entire agreement between the parties relative to the Products listed in the Purchase Confirmation , and supersedes and replaces all prior or contemporaneous agreements, written or oral, between the parties regarding such Products.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date set forth above.

AVON PRODUCTS, INC.

By: /s/ Joseph M Thompson
Name: Joseph M Thompson Title: VP - Sourcing

VERSADIAL, INC.

By: /s/ Geoffrey Donalson
Name: Geoffrey Donaldson Title: CEO